Exhibit 1.7

CDC Software Announces the Formation of Separate Board of Directors and Key Management Promotions

New Board will Focus on Both Organic and Acquisitive Growth, Helping CDC Software to Become an
Independent, Standalone Company

ATLANTA, March 21, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that it will form a new board of directors, separate from the CDC Corporation board, which will focus on key growth initiatives and help the organization to become an independent, standalone company. The company also announced senior management team promotions in key areas including product direction, mergers and acquisitions, global services, sales and marketing.

Peter Yip, vice chairman of the board for CDC Corporation will serve as executive chairman of the CDC Software board. John Clough, a board member and chairman of the executive committee for CDC Corporation will serve as vice chairman of the board for CDC Software. Additionally, the company is in discussion with US-based board member candidates with deep enterprise software experience.

New responsibilities for current management team members include Eric Musser, now chief technology officer and executive vice president of corporate strategy; Joseph Dworak, executive vice president of global business services; Mark Carlile, vice president and managing director of the European, Middle East and Africa (EMEA); Per Norling, president of IMI; and Scot McLeod, senior vice president of global marketing and corporate communications.

Mr. Yip, one of the original founders of CDC Corporation, was the primary architect of numerous acquisitions including Pivotal Corporation and Ross Systems that together, form the core foundation for CDC Software. Most recently, Mr. Yip has been actively involved in the company’s strategic review, helping the CDC Software management team establish a more effective cost structure, continue to build a more comprehensive global services organization and improve the focus and scalability of marketing and sales as a single company going forward.

“Our growth plans for CDC Software are aggressive, and the formation of a separate board of directors will be a key enabler of success,” said Mr. Yip. “For the next two years, we have set a goal to more than double the size of the company, through both organic growth and targeted acquisitions, to an annual run-rate of $500 million in revenue. Our targeted areas for growth will build on our current specializations and core competencies in customer relationship management (CRM), extended enterprise solutions for process manufacturing, and value-add business services. As we continue to build and grow, we will also position CDC Software to become an independent, standalone company. This move will help us further improve our specialist focus for the benefit of our customers, enhance our competitive position in the enterprise software-solutions marketplace, and unlock potential value for our shareholders.”

Mr. Yip’s enterprise software background includes his roles as the founding JV partner of the Asia operations of Gartner Group Inc, Interleaf Inc, and Online Software International, as well as a co-founder of a very successful software company in New York that secured major federal government contracts with the US Army, US Treasury, DOD Logistics Agency, and financial institutions including Equitable Life, Morgan Guarantee Trust, Bankers Trust, New York Life and Citibank.

In his new role as vice chairman of the board for CDC Software, John Clough will lend additional assistance to corporate strategy and company growth, especially in the expansion of global sales channels. Mr. Clough also serves as a special advisor to General Atlantic LLC. Mr. Clough brings significant enterprise software and entrepreneurial experience to CDC Software. He was a co-founder and managing director of the CSSL Group, one of the largest mid-range application software distributors and hardware resellers in Asia and Australasia.

“We are excited about the future prospects for CDC Software and determined to leverage our growing net cash balance in excess of $230 million to support aggressive goals for growth,” said Mr. Clough. “In addition to growing through acquisition, by maintaining our focus as specialist providers, we will continue to expand the business through organic sales of software licenses and on-demand subscription services to new customers. As we demonstrated in 2005, our ability to drive 40 percent of our software sales from new customers, while our competitors typically average 25 percent or less, will help us establish clear differentiation from the generalist aggregators.”

In addition to the formation of a new board of directors for CDC Software, the company announced promotions and expanded responsibilities for key members of the senior management team.

Eric Musser, chief technology officer for CDC Software, will assume additional responsibilities as executive vice president of corporate strategy. With broad responsibilities for the product road map, Mr. Musser will lead the company’s mergers and acquisitions strategies. Mr. Musser has served Ross Systems and CDC Software for more than 12 years, driving the delivery of Internet-based ERP systems, successfully integrating the Pivotal and Ross R&D teams, and architecting the acquisition of JRG, a provider of on-demand scheduling solutions, to extend the functionality of CDC Software’s supply chain planning capabilities.

Joseph Dworak, having successfully managed global services and support for Pivotal Corporation, will become executive vice president of global services for CDC Software. Mr. Dworak has been with Pivotal and CDC Software for six years and previously was a partner with Deloitte Consulting in its enterprise applications consulting practice. In his expanded role, Mr. Dworak will be responsible for the integration of acquired business services into a global services team. Initially, he will focus on integrating the recently acquired team from Horizon Companies, an IT consulting services organization, into the implementation and consulting teams from Ross and Pivotal, and into the business services team from Asent SGI.

Per Norling, previously responsible for the Nordic Region for CDC Software, has assumed the role of president of IMI. In this new role, Mr. Norling is responsible for all sales, services and support for the IMI division on a global basis. Before joining IMI, Mr. Norling was chief operating officer of Baan Company in EMEA and the business leader for the EMEA region of Descartes Systems Group (DSG) and a member of the DSG Operations Team.

Scot McLeod, senior vice president of marketing for CDC Software, will assume responsibility for global marketing initiatives and corporate communications. Having served Ross and CDC Software for the last four years, Mr. McLeod will focus on creating a unified message for the software and service divisions, ensuring consistent communications for investors, analysts, customers and target markets, and driving industry-specific programs in support of revenue goals.

Mark Carlile, managing director of CDC Software in the United Kingdom, will assume expanded responsibilities as the vice president and managing director of EMEA. Mr. Carlile has served Pivotal and CDC Software in the UK, successfully growing the business for seven years. Before joining Pivotal, Mr. Carlile held senior management positions at Continuus Software and Merant. Prior to this, he had a successful and distinguished career in direct and indirect sales with Cognos, Deltak and Pitney Bowes.

“We have a very talented and driven team at CDC Software and I am excited to see these tenured individuals taking additional leadership responsibilities,” said Mr. Yip. “I am also excited to be taking a more active role in the company and pleased with the integration progress we have made so far to position ourselves for the next steps needed to grow CDC Software into an independent, standalone company.”

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 4,000 customers worldwide.

For more information about CDC Software, please visit the website: www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the effects of the various management and board appointments at the CDC Software, the growth of revenue both organically and through targeted acquisitions, the enhancement of the company’s competitive position, the expansion of the business through sales of software licenses and on-demand subscription services to new customers, and the unlocking of shareholder value through capital market events. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to identify and acquire revenue enhancing businesses, the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; the effects of restructurings and rationalization of operations; and the ability of CDC Software to unlock shareholder value by means of a capital market event. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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Michelle Tank
Marketing Communications Manager
Ross Systems
+1 678.259.8639
michelletank@rossinc.com
Ross Systems. Focused. Proven. Better.